Exhibit 10.6

SEPARATION AGREEMENT

1.0	PARTIES: The parties to this Separation Agreement and General Release (“Agreement”) are RICHARD B. WAUGH, JR. (“Mr. Waugh”) and NORTHROP GRUMMAN CORPORATION (“Northrop Grumman” or “the Company”).

2.0	RECITALS: This Agreement is made regarding the following facts:

2.1    Mr. Waugh is currently Northrop Grumman’s Corporate Vice President and Chief Financial Officer. He has decided to retire from employment effective December 1, 2003.

2.2    Northrop Grumman has determined to offer Mr. Waugh special recognition benefits in view of his many significant contributions to the Company over his more than 25 years of employment, including his major role in helping to shape the Company through mergers and acquisitions.

2.3    In consideration of these special recognition benefits, the Company will receive the benefit of the provisions of this Agreement, including a release of claims and further protection of its trade secrets.

2.4    Mr. Waugh wishes to receive these special recognition benefits upon the terms and conditions set forth in this Agreement.

3.0	SPECIAL RECOGNITION BENEFITS: In consideration for Mr. Waugh’s promise to abide by all of the terms of this Agreement, the Company agrees to provide the following Special Recognition Benefits to Mr. Waugh upon his retirement on December 1, 2003:

3.1    Special Recognition Retirement Payment: The Company will pay Mr. Waugh a lump sum cash payment of $3,700,000 within 45 calendar days following his retirement date.

3.2    Special Stock Award Vesting: The Company will amend certain grants of stock options and restricted performance stock rights it has previously granted to Mr. Waugh as follows:

•	Restricted Performance Stock Rights. Mr. Waugh was granted restricted performance stock right awards by Northrop Grumman in December 1998, August 2001 and August 2002 (together, the “RPSR Awards”). The terms of each RPSR Awards generally provide, in part, that if Mr. Waugh retires (as defined in the Guide to Administration applicable to the award) while employed by the Company or one of its subsidiaries (x) the target number of rights subject to the award will be pro rated based on the number of months in the applicable performance period that Mr. Waugh was employed by the Company or a subsidiary, and (y) prorated payments with respect to the award will be made at the same time and on the same performance basis as if Mr. Waugh had not retired. The RPSR Awards are amended such that there will be no pro ration of the target number of rights subject to each award (that is, 100% of the target number of rights initially subject to the award shall remain subject to the award). Payments with respect to each RPSR Award will still be made at the same time and on the same performance basis as if Mr. Waugh had not retired.

•	Stock Options. Mr. Waugh was granted stock options, which are currently not scheduled to vest on or before November 30, 2004, by Northrop Grumman in December 1998, August 2001, August 2002, and August 2003 (together, the “Covered Option Awards”). The terms of each Covered Option Award generally provide, in part, that if Mr. Waugh retires (as defined in the award certificate evidencing such option grant or the applicable Guide to Administration) while employed by the Company or one of its subsidiaries (x) the next succeeding installment of the option will vest and (y) all installments under the option which have vested as of Mr. Waugh’s retirement date may be exercised by Mr. Waugh (or his permitted successor) until the fifth anniversary of Mr. Waugh’s retirement, but in no event after the expiration date of the option or earlier termination in connection with a change in control as provided in the applicable Company stock plan under which the award was granted. Each Covered Option Award is amended such that (x) the next succeeding installment of the option will vest as of Mr. Waugh’s retirement date (except as to the August 2003 option grant to Mr. Waugh as provided below), (y) any and all succeeding installments of the option will vest as of the date(s) that they would have otherwise vested had Mr. Waugh remained employed by the Company or one of its subsidiaries, and (z) all installments under the option which have vested as of Mr. Waugh’s retirement date or which vest as described in the foregoing clause (y) may be exercised by Mr. Waugh (or his permitted successor) until the expiration of the maximum ten-year term of the option or the earlier termination of the option in connection with a change in control as provided in the applicable Company stock plan under which the award was granted. Clause (x) of the preceding sentence will not apply with respect to the Covered Option Award granted to Mr. Waugh in August 2003 as the next vesting installment of such award would vest on Mr. Waugh’s retirement only if his retirement date was more than six months after the grant of such award; instead, such award shall continue to vest and be exercisable as provided in clauses (y) and (z) of the preceding sentence.

Except as expressly provided above, the other terms of Mr. Waugh’s stock option, restricted stock right, and restricted performance stock right awards granted by the Company, as set forth or referenced in the applicable award certificates, shall continue in effect. Without limiting the generality of the preceding sentence: (x) the remaining vesting installment of the restricted stock right award granted by Northrop Grumman to Mr. Waugh in November 1999 will become vested on Mr. Waugh’s retirement date, and (y) the restricted performance stock right award granted by Northrop Grumman to Mr. Waugh in August 2003 shall terminate (without vesting) in accordance with its terms on Mr. Waugh’s retirement date. Mr. Waugh’s restricted performance stock rights, stock options, and restricted stock awards granted by the Company are, in the event of Mr. Waugh’s death, transferable by the laws of descent and distribution. In the event of Mr. Waugh’s death, Mr. Waugh’s stock options granted by the Company shall continue to vest as if Mr. Waugh were alive and to be exercisable by Mr. Waugh’s successor for the full period of time that Mr. Waugh would have been permitted to exercise such options had he not died.

3.3    Continued Life and AD&D Coverage: The Company will continue to provide Mr. Waugh with his current life and accidental death and dismemberment insurance coverage (or substantially similar coverage) for three years following his retirement at no cost to Mr. Waugh; provided, however, that Mr. Waugh shall be responsible for any taxes imposed as a result of this Company paid coverage.

3.4    Not Pensionable Earnings: Mr. Waugh acknowledges and agrees that none of the Special Recognition Benefits being provided to him pursuant to this Agreement are eligible compensation under any pension, savings, supplemental retirement, deferred compensation or similar plan.

4.0	RETIREMENT; RETIREE MEDICAL BENEFITS; ICP BONUS: Mr. Waugh will retire from employment on December 1, 2003. His last day on the payroll will be November 30, 2003. Following his retirement, Mr. Waugh will receive retiree medical benefits from the Special Officer Retiree Medical Plan (“SORMP”), pursuant to which his cost for such coverage shall remain fixed at the same cost he is paying as of his last day on the payroll. Under the terms of the SORMP, Mr. Waugh’s spouse at the time of his separation from employment will continue to have medical coverage in the event he should predecease her following his retirement. Mr. Waugh will also receive a bonus under the terms of the Incentive Compensation Plan for the full performance year of 2003 consistent with bonuses paid to peer officers for that year, with such bonus to be paid in February or March of 2004.

5.0	COMPLETE RELEASE OF CLAIMS BY MR. WAUGH: In exchange for the consideration described in Section 3, Mr. Waugh RELEASES and PROMISES NOT TO SUE the Company. For purposes of this Section 5.0 Release, the term “Company” includes not only Northrop Grumman Corporation, but also any parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies or entities, its or their employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past or present officers, directors, partners, insurers, agents, representatives, attorneys, accountants, actuaries and employees. For purposes of this Section 5.0 Release, the term “Mr. Waugh” includes not only Mr. Waugh himself, but also his heirs, spouses or former spouses, executors, administrators, agents, attorneys, representatives or assigns. Except as set forth in Section 5.5, this Release extinguishes all of Mr. Waugh’s claims, demands or causes of action, known or unknown, against the Company, based on anything occurring on or before the date Mr. Waugh signs this Agreement.

5.1    This Release includes, but is not limited to, claims relating to Mr. Waugh’s employment or his separation from employment with the Company, any rights of continued employment, reinstatement or reemployment by the Company, claims relating to or arising under Company dispute resolution procedures, claims for any costs or attorneys’ fees incurred by Mr. Waugh, and claims for any severance benefits under any Company plan, program or agreement.

5.2    This Release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the False Claims Act, the Family and Medical Leave Act, Executive Order No. 11246, the Civil Rights Act of 1991, and 42 U.S.C. §1981. It also includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, religion, sex or national origin, and retaliation; the Americans with Disabilities Act, which prohibits discrimination in employment based on disability, and retaliation; the California Fair Employment and Housing Act, which prohibits discrimination based on race, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, marital status, sex, age, or sexual orientation, and discrimination; or any other federal, state or local laws or regulations prohibiting employment discrimination or retaliation, whether such claim be based upon an action filed by Mr. Waugh or by any governmental agency.

5.3    This Release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to the Company’s personnel policies or employee handbooks, or any oral or written representations or statements made by officers, directors, lawyers, employees or agents of the Company, past and present, or under any state or federal law regulating wages, hours, compensation or employment, or any claim for retaliation, wrongful discharge, breach of contract (including any employment agreement), breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

5.4    Mr. Waugh waives and gives up all rights given by §1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of §1542, Mr. Waugh agrees that his Release includes claims which he did not know of or suspect to exist at the time he signed this Agreement, and that the Release extinguishes all known and unknown claims.

5.5    However, this Release does not include any rights Mr. Waugh may have: (1) to test the knowing and voluntary nature of this Agreement under the Older Workers Benefit Protection Act or (2) to workers’ compensation benefits; (3) to earned, banked or accrued but unused vacation pay; (4) to vested benefits under any pension or savings plan; (5) to continued benefits in accordance with COBRA; (6) to unemployment insurance; (7) for indemnification from the Company; (8) under the Company’s Directors and Officers liability insurance policies; (9) under any stock option or restricted stock grant provided to him; (10) as a shareholder of Northrop Grumman; or (11) which may arise after the date Mr. Waugh executes this Agreement.

6.0	RELEASE OF CLAIMS BY NORTHROP GRUMMAN: In exchange for Mr. Waugh’s promises contained herein, the Company RELEASES and PROMISES NOT TO SUE Mr. Waugh, but only with respect to any claims known by the Company at the time it signs this Agreement, but also any parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies or entities. For purposes of this Section 6.0 Release, the term “Mr. Waugh” includes not only Mr. Waugh himself, but also his heirs, spouses or former spouses, executors, administrators, agents, attorneys, representatives or assigns. This Release extinguishes all of the Company’s known claims, demands or causes of action against Mr. Waugh, based on anything known to the Company occurring on or before the date the Company signs this Agreement. However, the Company is not releasing Mr. Waugh from any claims unknown to it at the time it signs this Agreement, and is not releasing any rights or claims it may have pursuant to §1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

7.0	TRADE SECRETS: In the course of performing his duties for the Company, Mr. Waugh has received confidential information, including without limitation, information not available to competitors relating to the Company’s existing and contemplated financial plans, products, business plans, operating plans, research and development information, and customer information, all of which is hereinafter referred to as “Trade Secrets.” Mr. Waugh agrees that he will not, either during his employment or subsequent to the termination of his employment with the Company, directly or indirectly disclose, publish or otherwise divulge any Northrop Grumman Trade Secrets to anyone outside the Company, or use such information in any manner which would adversely affect the business or business prospects of the Company; provided, however, that the foregoing shall not preclude Mr. Waugh from complying with due legal process or governmental inquiry or from taking actions or making disclosures while employed by the Company in good faith performance of his duties and obligations hereunder. Mr. Waugh further agrees that if, at the time of his separation from employment with the Company, he is in possession of any documents or other written or electronic materials constituting, containing or reflecting Trade Secrets, he will return and surrender all such documents and materials to the Company upon leaving its employ. The restrictions and protection provided for in this paragraph shall be in addition to any protection afforded to Trade Secrets by law or equity, and in addition to any protection afforded by prior Trade Secrets agreements entered into with Mr. Waugh.

8.0	ARBITRATION: If either the Company or Mr. Waugh decides to sue the other over the enforceability of this Agreement, or for violating this Agreement, all such claims will be determined through final and binding arbitration, rather than through litigation in court. The arbitration will take place in the State of California, using the rules of the Judicial Arbitration and Mediation Service. If the Company or Mr. Waugh wants immediate relief, before the arbitration is finished, then either party may go to a court with jurisdiction over the dispute, and ask the court for provisional injunctive or other equitable relief until the arbitrator has issued an award or the dispute otherwise resolved. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

9.0	FULL DISCLOSURE: Mr. Waugh acknowledges that he is not aware of, or has fully disclosed to the Company any matters for which he was responsible or came to his attention as an employee, which might give rise to any claim or cause of action against the Company, or the Company’s subsidiaries, affiliates, successors, predecessors, assigns, officers, directors, employees and/or agents. Mr. Waugh has reported to the Company all work-related injuries, if any, that he has suffered or sustained during his employment with the Company.

10.0 NON-SOLICITATION AND NON-DISPARAGMENT:

A.	Mr. Waugh shall not, directly or indirectly, through aid, assistance or counsel, on his own behalf or on behalf of another person or entity (i) for a period of one year following the termination of Mr. Waugh’s employment with the Company, solicit or offer to hire any person who was, within a period of six months prior to Mr. Waugh’s separation from employment, employed by the Company, or (ii) by any means issue or communicate any public statement that may be critical or disparaging of the Company, its products, services, officers, directors or employees; provided the foregoing shall not apply to truthful statements made in compliance with legal process or governmental inquiry.

B.	The Company shall not by any means issue or communicate any public statements that may be critical or disparaging of Mr. Waugh; provided the foregoing shall not apply to truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements.

11.0	WITHHOLDING OF TAXES: The Company shall be entitled to withhold from any amounts payable or pursuant to this Agreement all taxes as legally shall be required (including, without limitation, United States federal taxes, and any other state, city or local taxes).

12.0	PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT; ADVICE OF COUNSEL: As required by the Older Workers Benefit Protection Act, Mr. Waugh agrees and understands that he has been given a period of twenty-one (21) calendar days from his receipt of this Agreement to review and consider this Agreement before signing it. Mr. Waugh further understands that he may use as much of this review period as he wishes prior to signing; he can sign this Agreement at any time prior to the expiration of the twenty-one (21) calendar day period. Mr. Waugh is advised and encouraged to consult with his own legal counsel prior to signing this Agreement.

13.0	RIGHT TO REVOKE AGREEMENT: Mr. Waugh may revoke this Agreement within seven (7) calendar days of signing it. Revocation can be made by delivering a written notice of revocation to Mr. J. Michael Hateley, Corporate Vice President and Chief Human Resources Officer, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, CA 90067. For this revocation to be effective, written notice must be received by Mr. Hateley no later than 5:00 PM PST on the seventh (7th) calendar day after Mr. Waugh signs this Agreement. If Mr. Waugh revokes this Agreement, it shall not be effective or enforceable, and Mr. Waugh will not receive the benefits described in Section 3 of this Agreement.

14.0	NON-ADMISSION OF LIABILITY: Nothing contained herein shall be construed as an admission by either Mr. Waugh or by the Company of liability of any kind.

15.0	COOPERATION: Mr. Waugh agrees that, for at least two years following his separation from Northrop Grumman, he will reasonably cooperate with Northrop Grumman requests for assistance in connection with serving as a witness or providing information as to matters connected with his prior employment with Northrop Grumman. If such cooperation requires travel outside the Los Angeles area, the Company will pay any actual and reasonable travel expenses incurred by Mr. Waugh in providing such cooperation consistent with its policy for reimbursing such expenses for actively employed officers of the Company. In addition, in the event that such cooperation involves substantial amounts of time, such cooperation shall be subject to further agreement providing for legally appropriate compensation.

16.0	SEVERABILITY: The provisions of this Agreement are severable, and if any part of it is found to be illegal or invalid and thereby unenforceable, the validity of the remaining parts, terms or provisions shall not be affected and shall remain fully enforceable. The unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

17.0	SOLE AND ENTIRE AGREEMENT: This Agreement sets forth the entire agreement between the Company and Mr. Waugh, and fully supersedes any and all discussions, prior agreements or understandings between the parties pertaining to the subject matter of this Agreement; provided however, that any agreements between the Company and Mr. Waugh relating to protection of Company trade secrets or intellectual property shall not be superseded by this Agreement.

18.0	MODIFICATION: Once this Agreement takes effect, it may not be cancelled or changed, unless done so in a document signed by both Mr. Waugh and an authorized Company representative.

19.0	GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the law of the State of California without regard to rules regarding conflicts of law.

20.0 ADVICE OF COUNSEL; VOLUNTARY AGREEMENT:

MR. WAUGH ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND CONSIDER ALL OF THE PROVISIONS OF THIS AGREEMENT

BEFORE SIGNING IT. HE FURTHER AGREES THAT HE HAS READ THIS AGREEMENT CAREFULLY, THAT HE UNDERSTANDS IT, AND THAT HE IS VOLUNTARILY ENTERING INTO IT. MR. WAUGH UNDERSTANDS AND ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS HIS RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED: October 13, 3002	BY:	/s/ RICHARD B. WAUGH, JR.

RICHARD B. WAUGH, JR.

DATED: October 16, 2003	BY:	/s/ J. MICHAEL HATELEY

NORTHROP GRUMMAN CORPORATION

TITLE:	Corporate Vice President and Chief

Human Resources and Administrative Officer

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